Exhibit 99.1

Field Proposed Manufacturing Reorganisation

Field Group has undertaken a review of its manufacturing capacity following significant recent investment across its UK carton operations. This investment, supported by employee training, has created world-class manufacturing operations that have the capacity to serve the needs of key market sectors. As a result of ongoing market pressure on carton prices a proposal has been made to close the Field First carton operation at Oldbury, West Midlands. In consultation with its customers, if this proposal is implemented, other Field Group sites will support Oldbury's current customer requirements. It is believed that this reorganisation will strengthen overall Group operational capability through better utilisation of existing capacity.

The Food and Household market is an important sector for Field Group and this action is considered essential to continue to offer customers the quality and service that this market demands. The proposed closure would take place over the next six months and, as a result, it is anticipated that there may be up to 190 redundancies. However, it is expected that this action may create opportunities at other Field Group factories and it is hoped that some employees may wish to consider these. The company will consult with employee representatives in relation to these proposals and will propose an employee support programme.

If the reorganisation takes place as proposed, Field Group will ensure that customer service is maintained at the highest level so that the supply of packaging to its customers is uninterrupted. Field Group will closely liaise with its customers and employees to keep them fully informed of any further developments.

Tony Hitchin, Divisional Director - Food and Household, said:

"Trading conditions within the food and household sector have been particularly difficult. Despite a tremendous effort by all employees, it has sadly become necessary to put forward this proposal. We are firmly committed to a thorough consultation process with our employees and their representatives and will seek to answer as many of their questions as possible."

Further info: Bob Houghton, Field Group plc, Misbourne House, Badminton Court, Old Amersham, Bucks, HP7 0DD. Tel: 01494 720200.

Date: 31 August 2005

Source : Marketing Department, Field Group plc, Misbourne House, Badminton Court, Rectory Way, Old Amersham, Bucks, HP7 0DD Tel : 01494 720200

Notes To Editors

Field Group is part of Chesapeake Corporation, an international leader in value-added specialty packaging. Field is part of Chesapeake's Paperboard Packaging business, which has 38 European manufacturing locations: nineteen in the UK, three in Ireland and sixteen in mainland Europe. This business segment supplies cartons, labels and leaflets and currently employs some 5,200 people. www.fieldgroup.com

Chesapeake Corporation, headquartered in Richmond, Va., is a global leader in specialty packaging. Chesapeake is a leading European folding carton, leaflet and label supplier and a leader in plastics packaging for niche markets. Chesapeake has 49 locations in North America, Europe, Africa and Asia. Chesapeake's web-site is www.cskcorp.com.